Exhibit 99.1

          November 13, 2007
                                                                    Steven F. Nicola
                                                                    Chief Financial Officer, Secretary
                                                                    & Treasurer
                                                                    412:442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
EARNINGS FOR FISCAL 2007

PITTSBURGH, PA, NOVEMBER 13, 2007 -- Matthews International Corporation (NASDAQ NMS: MATW) today announced financial results for the fourth quarter and fiscal year ended September 30, 2007.  For the fiscal 2007 fourth quarter, net income was $20,225,000, or $0.64 per share, compared to $18,979,000 or $0.59 per share for the fourth quarter a year ago.  Sales in the fiscal 2007 fourth quarter were $185,472,000 compared to $182,910,000 in the same quarter last year.  Operating profit for the quarter ended September 30, 2007 was $34,866,000 versus $31,882,000 for the fiscal 2006 fourth quarter.  Operating profit for the fiscal 2007 fourth quarter was favorably impacted by unusual items of approximately $4.1 million ($0.08 per share net of tax), representing proceeds received (net of legal costs incurred) in connection with the settlement of certain litigation within the Company’s casket segment and a gain on the sale of the Company’s marketing consultancy business, which was a small operation within the Merchandising Solutions segment.  Operating profit for the fiscal 2006 fourth quarter was favorably impacted by unusual items of approximately $1.0 million ($0.04 per share net of tax), representing a gain on the sale of a facility offset partially by certain asset impairments and related costs.

For the year ended September 30, 2007, the Company reported net income of $64,726,000 compared to $66,444,000 for fiscal 2006.  Earnings per share for fiscal 2007 were $2.04 per share, compared to $2.06 per share for fiscal 2006.  The results for fiscal 2007 were impacted by unusual items, which had a net unfavorable pre-tax effect of $8.8 million ($0.17 per share net of tax).  Fiscal 2007 unusual items included the net favorable impact of the fiscal 2007 fourth quarter matters noted above and special charges recorded earlier in the fiscal year.  These special charges principally included costs incurred in the resolution of earn-out payments under the employment agreements in connection with the 2005 acquisition of Milso Industries and severance and other expenses associated with cost structure initiatives in several of the Company’s businesses.  Earnings for fiscal 2006 were favorably impacted by the unusual items noted above in the pre-tax amount of approximately $1.0 million ($0.04 per share net of tax).  Sales for the year ended September 30, 2007 were $749,352,000, compared to sales of $715,891,000 in fiscal 2006.  Operating profit for fiscal 2007 was $111,824,000, compared to $113,884,000 a year ago.

Matthews International Corporation                                                                                                - 2 of 3 -                                           November 13, 2007

Joseph C. Bartolacci, President and Chief Executive Officer, stated: “Excluding unusual items, the Company’s consolidated results for the fiscal 2007 fourth quarter were within our targeted range.  On an adjusted basis for the fourth quarters of both fiscal 2007 and 2006, our results for the current period were slightly ahead of a year ago.  Operating profit for the current quarter improved over a year ago in the Bronze, Graphics Imaging and Marking Products segments, which was offset by declines in our Casket and Merchandising Solutions businesses.  However, the declines were expected in both of these segments as a result of the continued transition in the territory served by Yorktowne Caskets, Inc. and the impact of a reduction in volume in our Merchandising Solutions business.

For the year, we were generally satisfied with our consolidated operating results, in light of the challenges in several of our businesses.  Despite these issues, our earnings were still higher than last year on an adjusted basis for both periods, although not quite at the level of our long-term growth objectives.  Further, excluding unusual items, all of our business segments reported operating profit improvement over fiscal 2006.  Our Bronze Division continued to generate improved profits, despite the continued escalation in bronze ingot costs, and our Casket Division reported higher operating results as well, excluding the one-time charges.  The Merchandising Solutions and Marking Products businesses also reported improved year-over-year earnings, principally as a result of higher sales.”

Mr. Bartolacci further stated: “Fiscal 2007 can certainly be characterized as a period of transition for the Company.  Importantly, we believe all of our businesses are evolving in the right direction.  The recent transition of distribution strategy in several territories of our Casket Division has been challenging, but we are now better positioned for growth in this segment’s profitability.  Additionally, our recent cost structure initiatives in the Graphics Imaging and Merchandising Solutions segments should also allow us to achieve improved margins in fiscal 2008.  As such, I remain encouraged about our ability to achieve our growth objectives in fiscal 2008 and, as a result, we are currently projecting earnings per share in the range of $2.48 to $2.54, which represents growth in the 12% to 15% range over our fiscal 2007 results on an adjusted basis.  Please note that this projection also excludes the impact of unusual items, if any, which may occur in fiscal 2008.”

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services and imaging systems for the corrugated and primary packaging industries; marking equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Matthews International Corporation                                                                           - 3 of 3 -                                               November 13, 2007

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended		Year Ended
	9/30/07	9/30/06	9/30/07	9/30/06
Sales	$185,472	$182,910	$749,352	$715,891
Operating Profit	34,866	31,882	111,824	113,884
Income before Taxes	32,401	29,342	103,716	105,408
Income Taxes	12,176	10,363	38,990	38,964
Net Income	$20,225	$18,979	$64,726	$66,444
Earnings per Share	$0.64	$0.59	$2.04	$2.06
Weighted Average Shares	31,327,286	32,019,943	31,679,616	32,251,724

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.